Exhibit 16.1

March 25, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Rex Energy Corporation’s Form 8-K dated March 25, 2011 and are in agreement with the statements contained in the first through fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Malin, Bergquist & Company, LLP
MALIN, BERGQUIST & COMPANY, LLP